EXHIBIT 99.1

Shenandoah Telecommunications Company Reports First Quarter 2021 Results

EDINBURG, Va., April 29, 2021 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel”) (Nasdaq: SHEN) announced first quarter 2021 financial and operating results.

First Quarter 2021 Highlights

  Broadband data net additions grew 61.9% to 4,245 including 1,366 and 370 for Glo Fiber and Beam, respectively.
  Broadband data churn of 1.29%, 0.86% and 0.99% for incumbent cable, Glo Fiber and Beam, respectively.
  In addition to the launch of Salem, Virginia, in January, Glo Fiber launched in two additional markets in April, Roanoke and Lynchburg Virginia.
  Total Broadband homes and businesses passed grew over 13,000 to approximately 260,000.
  Earnings per diluted share was $1.03 consisting of $0.06 for continuing operations and $0.97 for discontinued operations.

“We made excellent progress in executing our 2021 plan with strong growth in broadband data net additions, newly constructed passings, revenues and Adjusted OIBDA,” said President and CEO, Christopher E. French. “In particular, we are very pleased with our broadband data churn result in the quarter. We believe strongly that we have a superior value proposition to our competitors in all of the markets we serve and the continued gains in customer satisfaction we are experiencing are strong validation of our broadband investment thesis.”

Shentel's first-quarter earnings conference call will be webcast at 8:00 a.m. ET on Friday, April 30, 2021. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com/.

Consolidated First Quarter 2021 Results

  Revenue in the first quarter of 2021 grew 12.3% to $59.7 million due to the growth of 25.1% in Towers and 10.8% in Broadband segments.
  Adjusted OIBDA in the first quarter of 2021 grew 19.1% to $17.1 million due to 8.3% growth in Broadband, and 40.5% growth in Tower.
  Operating income in the first quarter of 2021 was $2.4 million compared with a loss of $1.4 million in the first quarter of 2020.
  Earnings from continuing operations per diluted share was $0.06 in the first quarter of 2021 and earnings from discontinued operations grew 259.3% to $0.97 per diluted share from the first quarter of 2020.

Broadband

  Broadband revenue in the first quarter of 2021 grew $5.4 million or 10.8% to $55.2 million compared with $49.8 million in the first quarter of 2020, primarily driven by $5.9 million or 16.0% increase in Residential and SMB revenue on 24.1% increase in broadband data RGUs. RLEC revenue declined by $0.6 million, or 15.2%, to $3.7 million due primarily to a decline in residential DSL subscribers, lower governmental support and lower intercompany phone service. We expect RLEC revenue to continue to decline.
  Broadband operating expenses in the first quarter of 2021 were $44.7 million compared to $39.1 million in the first quarter of 2020, driven by costs incurred to support the growth of Glo Fiber and Beam fixed wireless, including a $2.1 million increase in compensation expense primarily from increased staffing, $1.7 million increase in depreciation, a $0.9 million increase in software and professional fees, and a $0.5 million increase in programming fees.
  Broadband Adjusted OIBDA in the first quarter of 2021 grew 8.3% to $22.4 million, compared with $20.7 million for the first quarter of 2020.
  Broadband Operating income in the first quarter of 2021 was $10.4 million, compared to $10.7 million in the first quarter of 2020.

Tower

  Tower revenue grew 25.1% to $4.7 million due to 8.6% increase in tenants and 14.7% increase in average revenue per tenant.
  Tower Adjusted OIBDA in the first quarter of 2021 grew 40.5% to $3.2 million, compared with $2.3 million for the first quarter of 2020.
  Tower operating income in the first quarter of 2021 was consistent with 2020.

Other Information

  The closing of the sale of our Wireless assets is now expected to occur in early third quarter 2021, subject to execution of the definitive asset purchase agreement, securing required regulatory approvals and fulfillment of customary closing conditions. The Company and T-Mobile submitted required regulatory filings to the Department of Justice (DOJ), the Federal Communications Commission (FCC), and the Public Service Commission of West Virginia (PSCWV), in March 2021. The premerger notification waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, expired on April 26, 2021, without the DOJ’s Antitrust Division or the Federal Trade Commission taking any action in connection with the proposed transaction thus allowing the parties to consummate the transaction upon receipt of pending regulatory approvals from the FCC and the PSCWV.
  In connection with the pending sale of the Wireless assets, we announced a workforce reduction that is expected to result in the termination of approximately 340 employees, or 30% of the Company’s workforce. Approximately 90% of the reductions are employees who support wireless operations and who will not automatically transfer to T-Mobile as part of the pending Wireless asset sale. Most of the employees impacted by the workforce reduction will exit the Company in 2021 following the closing of the pending sale and any required transition services.
  The Company currently expects to incur approximately $5.8 million of severance expense during 2021, with approximately $1.7 million attributable to continuing operations and $4.1 million related to discontinued operations. Approximately $0.8 million of severance expense was recognized during the first quarter of 2021, with $0.6 million related to continuing operations and $0.2 million related to discontinued operations. The remaining severance expenses are expected to be incurred when the sale of our Wireless operations is completed, which is expected to be during the third quarter of 2021. The workforce reduction is expected to decrease the Company's annualized run-rate operating expenses for continuing operations by approximately $4 million.
  As previously announced, the Company currently expects the after-tax proceeds from the sale of our discontinued Wireless operations to be approximately $1.5 billion, which will be used repay approximately $689 million of outstanding term loans under our existing credit agreement (which will then be terminated) and to fund a special dividend of $18.75 per share to Shentel’s shareholders. The Company expects to pay the special dividend in the third quarter 2021 after the close of the transaction, subject to the approval of Shentel’s Board of Directors. Additionally, the Company intends to repay approximately $3 million of swap liabilities.
  Cash and cash equivalents grew $33.8 million to $229.2 million as of March 31, 2021 driven by strong cash flow from discontinued operations. The Company had liquidity of approximately $304.2 million, including $75.0 million of revolving line of credit availability.
  Capital expenditures were $39.5 million for the three months ended March 31, 2021 compared with $23.4 million in the comparable 2020 period. The $16.1 million increase in capital expenditures was primarily due to higher spending in the Broadband segment driven by the expansion of Glo Fiber and Beam.

2021 Outlook
The Company is affirming the full-year 2021 guidance as summarized below:

($ in millions)	Year Ending December 31,			Year Ended December 31, 2019	% Change 2020 to 2021 Midpoint	% Change 2019 to 2020
	2021		2020
	Guidance		Actual
	Low	High
Revenue	$241	$248	$221	$207	10.6%	6.8%
Operating Income (loss)	$7	$14	$(1)	$(1)	nm	—%
Adjusted OIBDA	$69	$76	$57	$49	27.2%	16.3%
Capital Expenditures	$157	$168	$120	$67	35.4%	79.1%

Adjusted OIBDA is a non-GAAP financial measure that is not determined in accordance with US generally accepted accounting principles. Reconciliations of this non-GAAP financial measures are provided in this press release after the consolidated financial statements.

Conference Call and Webcast

Teleconference Information:

Date: April 30, 2021
Time: 8:00 A.M. (ET)
Dial in number: 1-888-695-7639

Password: 5934209

Audio webcast: http://investor.shentel.com/

An audio replay of the call will be available approximately two hours after the call is complete, through May 30, 2021 by calling (855) 859-2056.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides a broad range of diversified communications services through its high speed, state-of-the-art wireless, cable and fiber optic and fixed wireless networks to customers in the Mid-Atlantic United States. The Company’s services include: broadband internet, video, and digital voice; fiber optic Ethernet, wavelength and leasing; telephone voice and digital subscriber line; tower colocation leasing; and wireless voice and data. Shentel is the exclusive personal communications service (“PCS”) Affiliate of Sprint in a multi-state area covering large portions of central and western Virginia, south-central Pennsylvania, West Virginia, and portions of Maryland, and Kentucky. For more information, please visit www.shentel.com.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management's projections, forecasts, estimates and expectations, is available in the Company’s filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

CONTACTS:

Shenandoah Telecommunications Company
Jim Volk
Senior Vice President - Chief Financial Officer
540-984-5168
Jim.Volk@emp.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share amounts)	Three Months Ended March 31,
	2021	2020
Service revenue and other	$59,691	$53,134
Operating expenses:
Cost of services	23,283	20,317
Selling, general and administrative	20,153	22,096
Restructuring expense	618	—
Depreciation and amortization	13,266	12,085
Total operating expenses	57,320	54,498
Operating income (loss)	2,371	(1,364)
Other income:
Other income, net	1,600	749
Income (loss) before income taxes	3,971	(615)
Income tax expense (benefit)	922	(765)
Income from continuing operations	3,049	150
Income from discontinued operations, net of tax	48,472	13,130
Net income	51,521	13,280

Net income per share, basic and diluted:
Basic - Income from continuing operations	$0.06	$—
Basic - Income from discontinued operations, net of tax	$0.97	$0.27
Basic net income per share	$1.03	$0.27

Diluted - Income from continuing operations	$0.06	$—
Diluted - Income from discontinued operations, net of tax	$0.97	$0.27
Diluted net income per share	$1.03	$0.27

Weighted average shares outstanding, basic	49,947	49,888
Weighted average shares outstanding, diluted	50,081	50,036

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31, 2021	December 31, 2020

Cash and cash equivalents	$229,182	$195,397
Other current assets	79,561	80,024
Current assets held for sale	1,117,528	1,133,294
Total current assets	1,426,271	1,408,715

Investments	13,376	13,769
Property, plant and equipment, net	468,383	440,427
Intangible assets, net and Goodwill	106,543	106,759
Operating lease right-of-use assets	52,738	50,387
Deferred charges and other assets, net	14,998	11,650
Non-current assets held for sale	—	—
Total assets	$2,082,309	$2,031,707

Current liabilities held for sale	443,089	$452,202
Total current liabilities	759,228	$755,859
Long-term debt, less current maturities	—	—
Non-current liabilities held for sale	—	—
Other liabilities	246,038	241,252
Total shareholders’ equity	633,954	582,394
Total liabilities and shareholders’ equity	$2,082,309	$2,031,707

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
(in thousands)	2021	2020
Cash flows from operating activities:
Net income	$51,521	$13,280
Income from operations of discontinued operations, net of tax	48,472	13,130
Income from continuing operations	3,049	150

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	13,043	11,931
Amortization of intangible assets	223	154
Bad debt expense	137	205
Stock based compensation expense, net of amount capitalized	642	2,739
Deferred income taxes	5,256	(385)
Other adjustments	(339)	(257)
Changes in assets and liabilities	(12,875)	(1,283)
Net cash provided by operating activities – continuing operations	9,136	13,254
Net cash provided by operating activities – discontinued operations	75,530	47,854
Net cash provided by operating activities	84,666	61,108

Cash flows from investing activities:
Capital expenditures	(39,482)	(23,362)
Proceeds from sale of assets and other	14	263
Net cash used in investing activities – continuing operations	(39,468)	(23,099)
Net cash used in investing activities – discontinued operations	(882)	(8,926)
Net cash used in investing activities	(40,350)	(32,025)

Cash flows from financing activities:
Taxes paid for equity award issuances	(1,486)	(1,945)
Other	(496)	(27)
Net cash used in financing activities – continuing operations	(1,982)	(1,972)
Net cash used in financing activities – discontinued operations	(8,549)	(8,530)
Net cash used in financing activities	(10,531)	(10,502)

Net increase in cash and cash equivalents	33,785	18,581
Cash and cash equivalents, beginning of period	195,397	101,651
Cash and cash equivalents, end of period	$229,182	$120,232

Non-GAAP Financial Measures
Adjusted OIBDA

Adjusted OIBDA represents Operating income before depreciation, amortization of intangible assets, stock-based compensation and certain other items of revenue, expense, gain or loss not reflective of our operating performance, which may or may not be recurring in nature.

Adjusted OIBDA is a non-GAAP financial measure that we use to evaluate our operating performance in comparison to our competitors. Management believes that analysts and investors use Adjusted OIBDA as a supplemental measure of operating performance to facilitate comparisons with other telecommunications companies. This measure isolates and evaluates operating performance by excluding the cost of financing (e.g., interest expense), as well as the non-cash depreciation and amortization of past capital investments, non-cash share-based compensation expense, and certain other items of revenue, expense, gain or loss not reflective of our operating performance.

Adjusted OIBDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for operating income, net income or any other measure of financial performance reported in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).

The following tables reconcile Adjusted OIBDA to operating income, which we consider to be the most directly comparable GAAP financial measure:

Three Months Ended March 31, 2021
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Operating income (loss) from continuing operations	$10,427	$2,702	$(10,758)	$2,371
Depreciation	11,538	481	1,024	13,043
Amortization	223	—	—	223
OIBDA	22,188	3,183	(9,734)	15,637
Stock compensation expense	—	—	642	642
Deal advisory fees	115	—	109	224
Restructuring expense	105	—	513	618
Adjusted OIBDA	$22,408	$3,183	$(8,470)	$17,121

Three Months Ended March 31, 2020
(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
Operating income (loss) from continuing operations	$10,662	$1,795	$(13,821)	$(1,364)
Depreciation	9,880	470	1,581	11,931
Amortization	154	—	—	154
OIBDA	20,696	2,265	(12,240)	10,721
Stock compensation expense	—	—	2,739	2,739
Deal advisory fees	—	—	910	910
Adjusted OIBDA	$20,696	$2,265	$(8,591)	$14,370

2021 Outlook – Adjusted OIBDA

($ in millions)	Year Ending December 31,			Year Ended December 31, 2019
	2021		2020
	Guidance		Actual
	Low	High
Operating Income (loss)	$7	$14	$(1)	$(1)
Depreciation	$53	$53	$48	$46
Amortization	$1	$1	$1	$1
Stock compensation expense	$6	$6	$6	$3
Deal advisory fees	$—	$—	$3	$—
Restructuring expense and other	$2	$2	$—	$—
Adjusted OIBDA	$69	$76	$57	$49

Segment Results

Three Months Ended March 31, 2021:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$42,930	$—	$—	$42,930
Commercial Fiber	6,385	—	—	6,385
RLEC & Other	3,631	—	—	3,631
Tower lease	—	2,150	—	2,150
Service revenue and other	52,946	2,150	—	55,096
Revenue for service provided to the discontinued Wireless operations	2,208	2,515	(128)	4,595
Total revenue	55,154	4,665	(128)	59,691
Operating expenses
Cost of services	22,136	1,248	(101)	23,283
Selling, general and administrative	10,725	234	9,194	20,153
Restructuring expense	105	—	513	618
Depreciation and amortization	11,761	481	1,024	13,266
Total operating expenses	44,727	1,963	10,630	57,320
Operating income (loss)	$10,427	$2,702	$(10,758)	$2,371

Three Months Ended March 31, 2020:

(in thousands)	Broadband	Tower	Corporate & Eliminations	Consolidated
External revenue
Residential & SMB	$37,009	$—	$—	$37,009
Commercial Fiber	6,200	—	—	6,200
RLEC & Other	4,044	—	—	4,044
Tower lease	—	1,797	—	1,797
Service revenue and other	47,253	1,797	—	49,050
Revenue for service provided to the discontinued Wireless operations	2,533	1,933	(382)	4,084
Total revenue	49,786	3,730	(382)	53,134
Operating expenses
Cost of services	19,386	939	(8)	20,317
Selling, general and administrative	9,704	526	11,866	22,096
Depreciation and amortization	10,034	470	1,581	12,085
Total operating expenses	39,124	1,935	13,439	54,498
Operating income (loss)	$10,662	$1,795	$(13,821)	$(1,364)

Supplemental Information

Broadband Operating Statistics

	March 31, 2021	March 31, 2020
Broadband homes and businesses passed (1)	259,891	212,129
Incumbent Cable (2)	210,210	206,782
Glo Fiber	34,441	5,347
Beam	15,240	—

Broadband customer relationships (3)	115,921	103,287

Residential & SMB RGUs:
Broadband Data	107,569	86,667
Incumbent Cable (2)	101,576	86,214
Glo Fiber	5,524	453
Beam	469	—
Video (2)	51,989	53,067
Voice (2)	33,322	31,836
Total Residential & SMB RGUs (excludes RLEC)	192,880	171,570

Residential & SMB Penetration (4)
Broadband Data	41.4%	40.9%
Incumbent Cable	48.3%	41.7%
Glo Fiber	16.0%	8.5%
Beam	3.1%	—%
Video	20.0%	25.0%
Voice	14.6%	16.3%

Fiber route miles	6,888	6,273
Total fiber miles (5)	407,710	334,802

______________________________________________________

(1)	Homes and businesses are considered passed (“homes passed”) if we can connect them to our network without further extending the distribution system. Homes passed is an estimate based upon the best available information. Homes passed will vary among video, broadband data and voice services.
(2)	The Company acquired Canaan Cable on December 31, 2020 adding 1,100 homes passed, 512 data RGUs, 324 video RGUs and 164 voice RGUs.
(3)	Customer relationships represent the number of billed customers who receive at least one of our services.
(4)	Penetration is calculated by dividing the number of users by the number of homes passed or available homes, as appropriate.
(5)	Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Broadband - Residential and SMB ARPU
	Three Months Ended March 31,
	2021	2020
Residential and SMB Revenue:
Broadband	$24,585	$19,833
Incumbent Cable	23,465	19,768
Glo Fiber	1,068	65
Beam	52	—
Video	15,652	14,821
Voice	2,899	2,827
Discounts and adjustments	(206)	(472)
Total Revenue	$42,930	$37,009

Average RGUs:
Broadband Data	105,149	84,890
Incumbent Cable	100,117	84,621
Glo Fiber	4,795	269
Beam	237	—
Video	52,436	52,995
Voice	32,931	31,593

ARPU: (1)
Broadband	$77.93	$77.88
Incumbent Cable	$78.12	$77.87
Glo Fiber	$74.24	$80.55
Beam	$73.14	$—
Video	$99.50	$93.22
Voice	$29.34	$29.83

______________________________________________________

(1)	Average Revenue Per RGU calculation = (Residential & SMB Revenue * 1,000) / average RGUs / 3 months

Tower Operating Statistics

	March 31, 2021	March 31, 2020
Macro tower sites	223	220
Tenants (1)	443	408
Average tenants per tower	2.0	1.85

______________________________________________________

(1)	Includes 236 and 203 intercompany tenants for our Wireless operations, (reported as a discontinued operation), and Broadband operations, as of March 31, 2021 and 2020, respectively.